Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement No. 333-145651 on Form S-8 of Allegheny Technologies Incorporated, of our report dated June 7, 2019, with respect to the financial statements as of December 31, 2018 and 2017 and supplemental schedule as of December 31, 2018 of The ATI Retirement Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2018.
/s/ Schneider Downs & Co., Inc.
Columbus, Ohio
June 7, 2019